EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2
(Form Type)

CAZ Strategic Opportunities Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)	-	-	$999,000,000	.00014760	$147,452.40
Fees Previously Paid	Equity	Common Shares of Beneficial Interest	457(o)	-	-	$1,000,000		$110.20
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						$1,000,000,000		$147,562.60
Total Fees Previously Paid								$110.20
Total Fee Offsets								-
Net Fee Due								$147,452.40

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement.

(2)	The registrant previously paid $110.20 in connection with the registrant’s registration statement on Form N-2 (File No. 333-273837) as filed with the Securities and Exchange Commission on August 9, 2023. The registrant paid the remaining $147,452.40 in connection with the filing hereof.